EXHIBIT 10.1

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EMPLOYEE NONCOMPETITION

AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (“Agreement”) is effective on August 5, 2019, by and between Apogee Enterprises, Inc. (“Apogee”) and Brent C. Jewell, who resides at 3165 Lake Shore Boulevard, Minnetonka, Minnesota 55491 (“Employee”).

WHEREAS, Apogee has offered a promotion to Employee to become President of the Architectural Framing Systems segment (“Promotion”) effective August 5, 2019; and

WHEREAS, if Employee accepts this Promotion, he will receive a $49,000 increase in base salary and an award of an additional 10,000 shares of restricted Apogee stock; and

WHEREAS, prior to accepting this Promotion Employee was informed that as a condition of the Promotion, he would be required to agree to restrictions on competition and the use of confidential information; and

WHEREAS, Apogee and Employee acknowledge that Apogee’s business is highly competitive and will be substantially harmed in the competitive marketplace if the relationships they develop with vendors and customers is used to the detriment of Apogee, or Apogee Members, or to the benefit of others; and

WHEREAS, Apogee’s business includes confidential information which is protected and kept secret by Apogee and Apogee will be substantially harmed in the competitive marketplace if the confidential information is used to its detriment or to the benefit of others; and

WHEREAS, Apogee desires reasonable protection of its confidential business and technical information and relationships, which have been and will be acquired and is being developed by Apogee, at substantial expense; and

WHEREAS, the Employee understands and agrees that he will fill a very important role at Apogee and is willing to enter into restrictions on competition in exchange for the consideration provided hereunder.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.        Adoption of Recitals.    The parties adopt and incorporate the above Recitals into this Agreement.

2.        Term of Agreement.    This Agreement shall commence on the effective date above written. It shall survive termination of the Employee’s employment with Apogee or an Apogee Member for any reason.

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3.        Consideration.    Employee acknowledges that Employee has had an opportunity to review this Agreement, and Employee understands that the Promotion is conditioned upon Employee’s acceptance of the terms herein. Employee further agrees that Employee has received independent, adequate and sufficient consideration to which Employee is not otherwise entitled, for Employee’s agreement to, and acceptance of, the terms herein.

4.        Apogee Member.    As used herein, the terms “Apogee Member” and “Apogee Members” shall include any corporation which is at any time a parent or direct or indirect subsidiary of Apogee, or any corporation or entity which is an affiliate of Apogee by virtue of Apogee owning more than five percent (5%) of the entity or the entity owning more than five percent (5%) of Apogee. “Apogee Member” shall include, but not be limited to, the following entities that are owned in part by Apogee or which own part of Apogee, and which share Confidential Information among themselves: Apogee Enterprises, Inc., Alumicor Limited, Apogee Wausau Group, Inc. (including Linetec and Wausau Window and Wall Systems), EFCO Corporation, Glassec Vidros de Seguranca Ltda., Harmon, Inc., Sotawall Limited, Tru Vue, Inc., Tubelite Inc., Velocity, and Apogee Company, Viracon, Inc. and Viracon Georgia, Inc. All Apogee Members are intended third party beneficiaries of this Agreement.

5.        Employee Covenants.    In recognition of the fact that, as a result of Employee’s employment by Apogee or an Apogee Member, Employee has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to Apogee and Apogee Members, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors or other persons and entities with whom Apogee and any Apogee Member does business (“Confidential Information”), which Apogee and Apogee Members have expended time, resources and money to obtain or develop and which have significant value to Apogee and Apogee Members, Employee agrees for the benefit of Apogee and Apogee Members, and as a material condition to Employee’s Promotion, as follows.

(a)

Non-Disclosure of Confidential Information.    Employee acknowledges that Employee will receive access or have received access to Confidential Information about Apogee and Apogee Members, that this information was obtained or developed by Apogee and Apogee Members at great expense and is zealously guarded by Apogee and Apogee Members from unauthorized disclosure and that Employee’s possession of this special knowledge is due solely to Employee’s employment with Apogee or one or more Apogee Members. In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to Apogee or any Apogee Member’s business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of Apogee or any Apogee Member which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties or with the express written consent

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of Apogee or an Apogee Member. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of Apogee or any Apogee Member, as applicable, and must be returned to Apogee or Apogee Members immediately upon termination of Employee’s employment.

(b)

Return of Property.    Upon termination of employment with Apogee or any Apogee Member, or at any other time at the request of Apogee or an Apogee Member, Employee shall deliver to a designated Apogee or an Apogee Member representative all records, documents, hardware, software and all other property of Apogee and Apogee Members and all copies of such property in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of Apogee and Apogee Members and that Employee will certify in writing to Apogee or any Apogee Member at the time of delivery, whether upon termination or otherwise, that Employee has complied with this obligation.

(c)

Non-Solicitation of Existing or Prospective Customers, Vendors and Suppliers.    Employee specifically acknowledges that the Confidential Information described in Section 5 includes confidential data pertaining to existing and prospective customers, vendors and suppliers of Apogee and Apogee Members; that such data is a valuable and unique asset of the business of Apogee and Apogee Members; and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during Employee’s employment with Apogee or any Apogee Member and for the eighteen (18) months following Employee’s employment termination date, Employee agrees that Employee will not, except on behalf of Apogee and Apogee Members, or with Apogee’s or an Apogee Member’s express written consent, solicit, approach, contact or attempt to solicit, approach or contact, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of Apogee and Apogee Members with whom Employee had contact or about whom Employee gained Confidential Information during Employee’s employment with Apogee or any Apogee Members for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 5(e)(i)) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with Apogee or any Apogee Member.

(d)

Non-Solicitation of Employees.    Employee specifically acknowledges that the Confidential Information described in Section 5 also includes confidential data pertaining to employees and agents of Apogee or Apogee Members, and Employee further agrees that during Employee’s employment with Apogee and

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Apogee Members and for the eighteen (18) months following Employee’s employment termination date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of Apogee or any Apogee Member to terminate their employment or agency with Apogee or any Apogee Member.

(e)

Non-Competition.    Employee covenants and agrees that during Employee’s employment with Apogee or any Apogee Member and for the eighteen (18) months following Employee’s employment termination date, Employee will not, in any geographic market in which Employee worked on behalf of Apogee or any Apogee Member, or for which Employee had any sales, marketing, operational, logistical or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner or in any other capacity, a business competitive with the Business of the Company.

i.

The “Business of the Company” shall mean any business in which Apogee or any Apogee Member was involved, or was investing in for the purpose of being involved, at any time within the twenty-four (24) months preceding Employee’s employment termination date.

ii.

To “engage in or carry on” shall mean to have ownership in any enterprise engaged in the Business of the Company (excluding ownership of up to 1% of the outstanding shares of a publicly traded company) or to consult, work in, direct or have responsibility for any area of the Business of the Company.

(f)

Remedies for Breach of These Covenants.    Any breach of the covenants in this Section 5 likely will cause irreparable harm to Apogee and Apogee Members for which money damages could not reasonably or adequately compensate Apogee or Apogee Members. Accordingly, Apogee and any Apogee Member shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and Employee consents to the issuance of such an injunction without the necessity of Apogee or any Apogee Member posting a bond. In the event that injunctive relief or damages are awarded to Apogee or any Apogee Member for any breach by Executive of this Section 5, Employee further agrees that Apogee or any Apogee Member shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, Employee agrees that upon Employee’s breach of any covenant in this Section 5, all unexercised options issued under any stock option plans of Apogee will immediately terminate and Apogee and/or an Apogee Member shall have the right to exercise any and all of the rights described above.

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6.        Accounting of Profits.    Employee covenants and agrees that if Employee shall violate any covenants or agreements in this Agreement, Apogee and/or the affected Apogee Member(s) shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which Apogee or Apogee Members are or may be entitled at law or in equity or under this Agreement.

7.        Reasonableness of Restrictions.

(a)

Employee has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction) are fair and reasonable and are reasonably required for the protection of the interests of Apogee or Apogee Members, their officers, directors, shareholders and other employees.

(b)

The parties agree that Apogee and Apogee Members share confidential information with each other and may have relationships with entities that are suppliers, vendors or customers of Apogee or an Apogee Member while being a competitor of the same, Apogee or another Apogee Member.

(c)

In the event that, notwithstanding the foregoing, any part of the covenants set forth herein shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 5 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the agreed upon time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

8.        Waiver.    In the event Apogee or any Apogee Member maintains an action, either at law, equity, or both, to enforce this Agreement against Employee, Employee waives any right to maintain any of the following defenses:

(a)	That this Agreement is not necessary for the protection of the goodwill of Apogee or any Apogee Member;

(b)	That this Agreement is overbroad in geographic scope or duration;

(c)	That this Agreement would impose an undue hardship upon the Employee;

(d)	That Apogee or any Apogee Member has an adequate remedy at law;

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(e)	That this Agreement is not supported by adequate consideration; or

(f)	That Apogee or any Apogee Member failed to take adequate safeguards to protect the confidentiality of the information.

9.        Burden and Benefit/Assigns.    The Employee may not transfer or assign this Agreement or any of the Employee’s rights or obligations hereunder. Apogee or any Apogee Member may transfer or assign this Agreement or any of its rights or obligations hereunder with or without notice to the Employee, and this Agreement shall automatically inure to the benefit of Apogee or any Apogee Members and their respective heirs, personal and legal representatives, successors and assigns.

10.      Survival.    Employee’s obligations under this Agreement shall survive termination of the Agreement and the employment relationship, regardless of the circumstances of termination of the employment relationship.

11.      Employment At Will.    This Agreement does not alter the at will nature of the employment relationship between Employee and Apogee or any Apogee Member and Employee. Both parties understand that either party may end the employment relationship at any time, for any reason, without notice. Employee has no right to continued employment with Apogee or any Apogee Member.

12.      Entire Agreement.    This Agreement contains the entire agreement and understanding by and between Employee and Apogee and/or any Apogee Member with respect to the subject matter hereof, except that any change in control agreement to which Employee is signatory shall continue in full force and effect. No representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. Notwithstanding the above, if Employee is a party to a change in control agreement, it is understood and agreed that Employee is subject to the covenants described in such change in control agreement, despite the shorter duration of such covenants in this Agreement. The covenants described in any applicable change in control agreement shall continue for the entire period stated therein, regardless of the expiration of the covenant periods described in this Agreement.

13.      Modification; Waiver.    No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time. Any delay or failure to enforce any provision of this Agreement by Apogee or any Apogee Member shall also not constitute a waiver of the right to enforce any part of this Agreement.

14.      Voluntary Action.    Employee enters into this Agreement knowingly and voluntarily and after having had an opportunity to consult with legal counsel if desired.

15.      Construction.    It is the intention of the parties hereto that Apogee or any Apogee Members be given the broadest possible protection respecting its confidential information and

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respecting competition by Employee following Employee’s separation from Apogee or any Apogee Member. Therefore, if any portion of this Agreement is deemed overbroad by a court of competent jurisdiction, it is the parties’ intention that it be redrawn to fit the broadest possible geographic and temporal limitations allowed by law. The parties intend and agree that this Agreement not be construed or interpreted in favor of either party based upon who drafted its provisions.

16.      Governing Law.    This Agreement will be construed and governed in accordance with the laws of the State of Minnesota, its conflicts of laws principles notwithstanding.

17.      Jurisdiction.    For the purpose of resolving conflicts related to or arising out of this Agreement, the parties hereby expressly consent to the jurisdiction of the courts of Minnesota and such other courts as permitted under the Federal Defend Trade Secrets Act. Employee consents to personal jurisdiction in the State of Minnesota.

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IN WITNESS WHEREOF, Apogee and Employee have duly executed this Agreement under seal as of the day and year first above written.

Date:	8/5/19	APOGEE ENTERPRISES, INC.

		By:	/s/ Curtis J. Dobler

		Its:	Executive Vice President Human Resources

EMPLOYEE

Date:	8/5/19	/s/ Brent C. Jewell
Brent C. Jewell